                                                                Exhibit 99(n)(2)

                              MEMBERS MUTUAL FUNDS

                   AMENDED PLAN FOR MULTIPLE CLASSES OF SHARES

             AS APPROVED BY THE BOARD OF TRUSTEES ON AUGUST 31, 2005

A. MEMBERS MUTUAL FUNDS (the "TRUST") is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "ACT"). The Trust is organized as a business trust pursuant to the laws of the state of Delaware.

B. The Fund's Declaration of Trust authorizes the Trust to issue multiple series of shares of beneficial interest, each of which represents a fractional undivided interest in a separate investment portfolio (a "FUND"). The Declaration of Trust also authorizes the Trust to divide each series of shares into multiple classes. The Trust hereby establishes four classes of shares:
Class A, Class B, Class D, and Class Y. As described in more detail below: Class A shares are subject to a front-end sales charge, an asset-based shareholder service fee, and on purchases of over $1,000,000, a contingent deferred sales charge ("CDSC"); Class B shares are subject to an asset-based distribution fee, an asset-based shareholder service fee, and a CDSC; Class D shares are subject only to an asset-based shareholder service fee; and Class Y shares are not subject to any of the above mentioned fees.

C. Each Class B share will automatically convert to a Class A share on the "CONVERSION DATE" occurring on the first business day of the 85th month of the issuance of that Class B share.

D. This Amended Plan for Multiple Classes of Shares (the "PLAN") is a plan as contemplated by Rule l8f-3(d) under the Act.

E. The Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the Act), have approved and adopted the Plan for each Fund and determined that the Plan is or will be: (i) in the best interests of the holders of Class A shares of each series; (ii) in the best interests of holders of Class B shares of each series; (iii) in the best interest of the Class D shares of each series; (iv) in the best interests of the Class Y shares of each series; and (v) in the best interests of the interests of the Trust as a whole.

F. The Plan will remain in effect until such time as the Board of Trustees terminates the Plan or makes a material change to the Plan. Any material change to the Plan must be approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as being in the best interests of each series and class of shares to which such change would apply and the Trust as a whole

                                    SECTION I
                CLASS DISTRIBUTION FEES AND SHAREHOLDER SERVICES

     1.1 CLASS A SHARES. Class A shares are sold through CUNA Brokerage Services, Inc. ("CBS"), or other registered broker-dealers authorized by CBS, that take a front-end sales charge or load calculated as a percentage of the offering price at the time of purchase. The following table indicates the charge:

                                 Cash Reserves Fund
                                   Balanced Fund
                               Growth and Income Fund
                             Capital Appreciation Fund
                                    Mid-Cap Fund
                               Multi-Cap Growth Fund
                              International Stock Fund
                         Conservative Allocation Portfolio
                           Moderate Allocation Portfolio         Bond Fund
Purchase Payment          Aggressive Allocation Portfolio    High Income Fund
----------------------   ---------------------------------   ----------------
                                      (As a % of Offering Price)
Under $50,000                          5.75%                       4.75%
$50,000 to $99,999                     4.75%                       4.25%
$100,000-$249,999                      3.65%                       3.65%
$250,000 to $499,999                   2.65%                       2.65%
$500,000 to $999,999                   2.20%                       2.20%
$1,000,000 and over(1)                 None                        None

(1) There is a contingent deferred sales charge (CDSC) assessed on purchases of Class A shares of over $1,000,000. The CDSC will be calculated as described below relating to the CDSC for Class B shares, except at a rate of 1% in the first year and 0.5% in the second year following the purchase.

     Class A shares also support an asset-based shareholder service fee equal to 0.25% of the average daily net assets of each Fund other than the Cash Reserves Fund attributable to Class A shares on an annual basis (This charge is more fully described in the distribution plan adopted by the Board of Trustees pursuant to Rule 12b-l under the Act).

     Class A shares may be offered without front-end sales charges to various individuals and institutions including:

- Trustees/directors, officers and employees of the Trust, or CUNA Mutual Group or any of its affiliated companies.

-    Registered representatives of CBS.

-    Certain credit union system-affiliated institutional investors.

- Investors utilizing fund shares in fee-based managed accounts with CBS or another broker-dealer (wrap fee investors).

     There are several ways shareholders (including certain qualified pension plans) can combine multiple purchases of Class A shares to take advantage of the breakpoints in the sales charge schedule

- Rights of Accumulation - by adding the value of any Class A shares already owned to the amount of the next purchase of Class A shares for purposes of calculating the sales charge. Group Purchases - by purchasing Class A shares with others in a group (as defined in the Statement of Additional Information of the Trust) for purposes of calculating the sales charge.

- Letter of Intention - by purchasing Class A shares of a Fund over a 13-month period arid receiving the same sales charge as if all shares had been purchased at once.

- Rights of Combination - by combining Class A shares of multiple Funds for purposes of calculating the sales charge.

     In addition, Class A shares issued or purchased in the following transactions are not subject to Class A sales charges:

- Shares purchased by the reinvestment of dividends or other distributions reinvested from one of the Funds or which are exchanged from one Fund to another.

- Shares purchased and paid for from the proceeds of shares of a mutual fund (other than one of the Funds) on which an initial sales charge or contingent deferred sales charge was paid, subject to the following conditions:

     -    waiver must be requested when order is placed,

     - shares of the other mutual fund must have been redeemed within the past 60 days,

     - if shares of the other mutual fund were a lump sum purchase, they must have been purchased within the past three years,

     - if shares of the other mutual fund were a systematic investment program purchase, they must have been purchased within the past five years,

     -    CBS may require evidence of qualification for this waiver.

     1.2 CLASS B SHARES. Class B shares are sold through CBS, or other registered broker-dealers authorized by CBS, at their net asset value without the imposition of a sales charges at the time of purchase, but are subject to a CDSC at the time of redemption (as explained in more detail below). Class B shares also support: (1) an asset-based distribution fee (as provided for by a distribution plan adopted by the Board of Trustees pursuant to Rule l2b-l under the Act) equal to 0.75% of the average daily net assets of the Trust attributable to Class B shares on an annual basis, and (2) an asset-based shareholder service fee equal to 0.25% of the average daily net assets of the Trust attributable to Class B shares on an annual basis. The imposition of the CDSC and asset-based fees must, however, remain consistent with the requirements of the National Association of Securities Dealers, Inc. ("NASD")'s Conduct Rules.

     At redemption, the amount of a CDSC, if any, charged to a holder of Class B shares depends upon the number of months or years that have elapsed since the holder purchased the shares. The amount of the CDSC is determined by multiplying the CDSC percentage charge shown in the following table by the lesser of: (1) the net asset value of the redeemed shares at the time of purchase, or (2) the net asset value of the redeemed shares at the time of redemption. The CDSC is deducted from the redemption proceeds otherwise payable to the shareholder.

Purchase Date on or after February 28, 2003

Years After Purchase    1     2     3     4     5     6      7
--------------------   ---   ---   ---   ---   ---   ---   ----
CDSC                   4.5%  4.0%  3.5%  3.0%  2.0%  1.0%  None

Purchase Date before February 28, 2003

Years After Purchase    1     2     3     4     5     6
--------------------   ---   ---   ---   ---   ---   ----
CDSC                   4.5%  4.0%  3.5%  3.0%  2.0%  None

For purposes of this CDSC, all purchases made during a calendar month are counted as having been made on the first day of that month.

     In determining whether a CDSC is payable, the Trust will comply with the provisions of Rule 6c-l0 under the Act as currently adopted. Under Rule 6c-l0, no CDSC is imposed with respect to: (I) the portion of redemption proceeds attributable to the increase in the value of an account above the net cost of the investment due to increases in the net asset value per share of Class B shares; (2) shares of Class B shares acquired through reinvestment of income dividends or capital gain distributions; or (3) shares of Class B shares held for more than five years after purchase.

     1.3 CLASS D SHARES. Class D shares are sold directly to investors without imposition of a sales charge at the time of purchase. Class D shares also support an asset-based shareholder service fee equal to 0.25% of the average daily net assets of each Fund other than the Cash Reserves Fund attributable to Class D shares on an annual basis (This charge is more fully described in the distribution plan adopted by the Board of Trustees pursuant to Rule l2b-l under the Act.)

     1.4 CLASS Y SHARES. Class Y shares are sold with the imposition of a sales charge and do not support an asset-based shareholder service fee. Class Y shares are only available for purchase by the MEMBERS Asset Allocation Portfolios, investors utilizing fund shares in fee-based managed accounts with CBS or another broker-dealer (wrap fee investors), and to other investors as the Board of Trustees may from time to time authorize.

     1.5 OVERALL LIMITS. Notwithstanding the foregoing, the aggregate amounts of any front-end sales charge, any asset-based distribution plan fee and any CDSC imposed by the Trust must comply with the requirements of Section 2830 of the NASD Conduct Rules, as amended from time to time, and any other rules or regulations promulgated by the NASD applicable to mutual fund distribution and service fees.

                                   SECTION II
                             ALLOCATION OF EXPENSES

     2.1 CLASS DISTINCTIONS. Class A shares, Class B shares, Class D shares, and Class Y shares each represent interests in the same series of the Trust. All classes of shares are identical in all respects except that: (1) Class B shares may be subject to a distinct distribution fee (as described above); (2) each class will bear different Class Expenses (as defined below); (3) each class will have exclusive voting rights with respect to matters that exclusively affect that class (such as approval of any distribution plan for Class B shares); and
(4) each class will bear a different name or designation.

     2.2 CLASS EXPENSES. The Fund's Board of Trustees, acting in its sole discretion, has determined that those expenses attributable to the shares of a particular class ("CLASS EXPENSES") will be borne solely by the class to which they are attributable. For example, the asset-based distribution plan fees and the asset-based shareholder service fees of Class B shares, are Class Expenses of Class B shares. Class Expenses also include the following as they each relate to a particular class of shares: (1) transfer agency fees; (2) expenses related to preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders; (3) state and federal registration fees; (4) extraordinary expenses such as litigation expenses; (5) trustees' fees and expenses incurred as a result of issues relating solely to a particular class; (6) accounting, audit and tax expenses;
(7) the expenses of administrative personnel and services required to support the shareholders; and (8) fees and other payments made to entities performing services, including account maintenance, dividend, disbursing or subaccounting services or administration of a dividend reinvestment or systematic investment or withdrawal plan. However, to the extent that allocation of expenses to a particular share class is not practical or would not significantly differ from a pro-rata allocation, such expenses will be allocated as provided in Section 3.1.

                                   SECTION III
                     ALLOCATION OF TRUST INCOME AND EXPENSES

     3.1 ALLOCATION OF INCOME AND EXPENSES. All income earned and expenses incurred by the Trust and not allocable to a particular share class are borne on a pro-rata basis by each outstanding share of each class based on the value of the net assets of the Trust attributable to that class as represented by the daily net asset value of shares of that class. On a daily basis, the total interest, dividends or other income accrued and common expenses incurred are multiplied by the ratio of the Fund's net assets attributable to each class to determine the income and expenses attributable to that class for the day. Expenses properly attributable to each class are recorded separately and charged to that class, Net income for each class is then determined for the day and segregated on the Fund's general ledger. Because of the distribution fee and other Class Expenses borne by Class B shares, the net income attributable to and the dividends payable on Class B shares are anticipated to be lower (although it may be higher) than that of the Class A shares, Class D shares, or Class Y shares. Dividends, however, are declared and paid on all classes of shares on the same days and at the same times.

                                   SECTION IV
                                   CONVERSIONS

     4.1 CONVERSIONS. Class B shares contain a conversion feature. On the Conversion Date occurring after the 85th month of the issuance of a share of Class B shares, the share automatically converts into a Class A share on the basis of the relative net asset values of the two Classes, without the imposition of any sales charge, fee, or other charge upon the conversion. After conversion, the converted shares are not subject to any Class B distribution plan fees or CDSC.

     All Class B shares in a shareholder's account that are purchased through the reinvestment of dividends and other distributions paid with respect to Class B shares (and which have not converted to Class A shares) are considered to be held in a separate subaccount. Each time any Class B shares in the shareholder's account are converted to Class A shares, a pro-rata portion of the Class B shares then in the subaccount are also converted to Class A shares. The portion converting is determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through dividends and distributions.

                                    SECTION V
                                   REDEMPTIONS

     5.1 REDEMPTIONS. Redemption requests placed by investors holding shares of Class B as well as either Class A, Class D, or Class Y are satisfied first by redeeming the holder's Class A, Class D, or Class Y shares, unless the holder has made a specific election to redeem Class B shares. Class B shares will be redeemed with the most aged shares being redeemed first.

                                   SECTION VI
                                   AMENDMENTS

     6.1 AMENDMENTS. This Plan may not be amended to change any material provision unless such amendment is approved by the vote of the majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, based on their finding that the amendment is in the best interests of each class individually and the Trust as a whole.

                                   SECTION VII
                                  RECORDKEEPING

     7.1 RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or agreement, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust has executed this Amended Plan for Multiple Classes of Shares on the day and year set forth below.

Dated: ________________

                                        MEMBERS MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                            Lawrence R. Halverson, President


Attest:


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